LOAN AGREEMENT

THIS AGREEMENT is entered into this 28 day of November, 2007, by and between World Group Shipping Ltd. , whose address is 3 Hayetzira St, Ramat Gan, Israel, (“Lender”)
and 231 Norman Avenue LLC, whose address is 231 Norman Avenue, Brooklyn, New York 11213 (“Borrower 1”) and DCI USA, Inc. (“Borrower 2”) (Borrower 1 and Borrower 2 referred to collectively as “Borrowers”).

Recitals

WHEREAS, Borrowers desires to borrow One Million Dollars (“the Loan Funds”).

WHEREAS, Lender desires to loan Borrowers the Loan Funds based upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties agree as follows:

Agreement

1.  Loan Amount. Lender shall loan Borrowers the Loan Funds on December 3, 2007 (“the Closing Date”). The loan shall bear interest at 1.5% per month. The term of the loan shall be for 6 months (“the Term”) whereupon Borrowers shall pay to Lender all principle and accrued interest in U.S. dollars in one lump sum at a place in the U.S. or Israel provided by the Lender in writing. The Lender shall have the option to extend the loan term for up to one year beyond the Term (“the Extended Term”) on the same terms and conditions as were in effect for the Term. Each of the Borrowers shall be jointly and severably liable for the Loan Funds.

2. Promissory Note. Borrowers shall each execute a promissory note in the form as attached here to as Attachment 2 evidencing this transaction (“the Promissory Note”).

3. Option to Purchase Units. Borrowers represent to the Lender that Borrower 1 owns a 30% interest in the membership interests (“the NAPD Membership Interests”) of 231 Norman Avenue Property Development, LLC (“231 NAPD”), which in turn owns a 100% interest in the building and premises located at 231 Norman Avenue, Brooklyn, NY 11222 (“the Premises”). Borrower 2 owns a 100% interest in Borrower 1 (“the NA Membership Interests”). The Premises include 68 individual commercial condominium units (“the Units”) which are currently listed for sale. The Premises have been newly renovated and 231 NAPD is processing its application for a certificate of occupancy.

The parties understand that Borrower 1 might acquire a right to a distribution of its share of the unsold Units.

Borrowers hereby grants to Lender for good and valuable consideration an option to purchase any of the Units distributed to Borrower 1 at a price equal to 20% less than the then current market price (“Units Option”). The Units Option shall remain extant and valid until either (a) six months from the effective date of this Agreement or (b) the Loan Funds and any accrued interest are fully repaid, whichever period is longer. Lender shall have a first priority claim to all distributions by 231 NAPD to Borrower 1 until the Loan Funds are repaid in full.

4. Option to Purchase Membership Interests. Borrowers hereby grant to Lender for good and valuable consideration an option, at Lender’s discretion, either (a) to purchase the NAPD Membership Interests for $2,000,000 or (b) to purchase the NA Membership Interests for $2,000,000 (“the Membership Interests Option”), which shall remain extant and valid until either (a) six months from the effective date of this Agreement or (b) the Loan Funds and any accrued interest are fully repaid, whichever period is longer. Lender is aware that the NAPD Membership Interests are currently pledged to Harlem Suites, LLC, which owns 50% of 231 NAPD to secure the obligations of Borrower and other parties.
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5. The Closing Date. The closing of this transaction shall take place at New York, NY (“the Closing”).

6. Authorizations. Borrower 1 represents that it is a single-asset and single-purpose limited liability company and that it has no debts or obligations not directly related to the Premises and that it has the authority to enter into this transaction. Borrower 2 represents that upon a decision of its board of directors, which shall be taken prior to the Closing, that it has the authority to consummate this transaction. A copy of the resolution of the board of directors of Borrower 2 authorizing this transaction shall be provided to Lender prior to the Closing.

7. UCC Filing. The parties agree that Lender shall have the right to file a UCC filing setting forth the Membership Interest Option and the Borrowers agree to execute any and all documents to effectuate same.

8. Jurisdiction; Choice of Law. The parties agree to be subject to the jurisdiction of the State of New York and that the enforceability and interpretation of this Agreement shall be governed by the laws of the State of New York.

9. Binding Agreement; Modification; Arbitration. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and assigns and shall represent the full and complete agreement between the parties superseding any prior agreements or understandings. No amendments or modifications of this Agreement shall be binding upon the parties unless in writing and signed by all of the parties. Any disputes arising out of this Agreement shall be subject to binding arbitration pursuant to the rules of the Arbitration Association of New York or similarly situated organization selected by the Lender.

10. Initiation Fee - Borrower shall pay Lender the sum of $8,000 upon receipt of the Loan as Initiation Fee. Lender shall provide an invoice on such amount.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Borrower: /s/ Marc Narboni______ Name: Marc Narboni Title: CEO	Lender: /s/ World Group Shipping Ltd. Name: World Group Shipping Ltd. Title:

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